Exhibit 99.1

Contacts:

Carol DeGuzman	Carolyn Wang
Investors	Media
+1-650-246-6898	WeissComm Partners
investors@anesiva.com	+1-415-946-1065
cbwang@wcpglobal.com

ANESIVA ANNOUNCES NEW ZINGO MARKETING AND DISTRIBUTION AGREEMENT

South San Francisco, Calif. USA, April 29, 2008 — Anesiva, Inc. (Nasdaq: ANSV) today announced a new exclusive Zingo™ marketing and distribution agreement, with Green Vision Company, for several Middle Eastern countries. Zingo (lidocaine hydrochloride monohydrate) powder intradermal injection system is approved in the U.S. to provide topical local analgesia prior to peripheral IV insertions or blood draws in children three to 18 years of age.

Green Vision is a pharmaceutical company headquartered in Qatar. The agreement covers Bahrain, Jordan, Kuwait, Lebanon, Oman, Qatar, Saudi Arabia and United Arab Emirates. Green Vision will be responsible for obtaining and maintaining product registrations in the licensed territories, as well as sales and marketing in the region. Terms of the agreement include an upfront payment, regulatory and sales milestones and royalty payments.

“This agreement further extends the potential markets for Zingo, a needle-free, local analgesic with a rapid onset of action, prior to peripheral venous access procedures in children, and is further validation of the unmet need Zingo addresses,” said John P. McLaughlin, Anesiva’s chief executive officer.

About Zingo™

Zingo™ is an easy-to-administer, single-use, needle-free system that delivers sterile lidocaine powder to provide topical, local anesthesia to reduce the pain associated with peripheral IV insertions or blood draws. Zingo’s rapid onset of action allows intravenous line placement or venipuncture to begin one to three minutes after administration. Zingo is approved in the U.S. to reduce the pain associated with peripheral IV insertions or blood draws in children three to 18 years of age. In clinical trials, the most common adverse events with Zingo were redness (erythema), red dots (petechiae) and swelling (edema). In March 2008, Anesiva submitted a supplemental new drug application (sNDA) to expand the label indication for Zingo to include adults, based on a positive Phase 3 trial in nearly 700 patients.

About Anesiva and its Pipeline of Pain Products

Anesiva, Inc. is a late-stage biopharmaceutical company that seeks to be the leader in the development and commercialization of novel pharmaceutical products for pain management. The company has one FDA-approved product, Zingo™, for the reduction of pain associated with peripheral venous access procedures in children ages three to 18. The second product in Anesiva’s pipeline, Adlea™, has been shown to reduce pain after only a single administration for weeks to months in multiple settings mid-stage clinical trials for site-specific, acute and chronic, moderate-

to-severe pain. Anesiva is based in South San Francisco, CA, USA. For more information about Anesiva’s leadership in the development of products for pain management, and an overview of the clinical challenges being addressed by its product candidates, go to www.anesiva.com.

Forward-Looking Statements

This press release includes “forward-looking statements” within the meaning of the safe harbor provisions of the United States Private Securities Litigation Reform Act of 1995. Words such as “expect,” “estimate,” “project,” “budget,” “forecast,” “anticipate,” “intend,” “plan,” “may,” “will,” “could,” “should,” “believes,” “predicts,” “potential,” “continue,” and similar expressions are intended to identify such forward-looking statements. Forward-looking statements in this press release include matters that involve known and unknown risks, uncertainties and other factors that may cause actual results, levels of activity, performance or achievements to differ materially from results expressed or implied by this press release. Such risk factors include, among others: the timing and results of our clinical trials, whether Anesiva is able to manufacture its products on commercially reasonable terms, and the degree to which Zingo gains market acceptance. Actual results may differ materially from those contained in the forward-looking statements in this press release. Additional information concerning these and other risk factors is contained in Anesiva’s annual report on Form 10-K for the year ended December 31, 2007.